As filed with the Securities and Exchange Commission on May 3, 2013
Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_________________________

PIZZA INN HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation or organization)	45-3189287 (I.R.S. Employer Identification Number)
3551 Plano Parkway
The Colony, Texas 75056
(469) 384-5000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
____________________________

Randall E. Gier
President and Chief Executive Officer
Pizza Inn Holdings, Inc.
3551 Plano Parkway
The Colony, Texas 75056
(469) 384-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_________________________

Copies to:
Steven D. Davidson McGuire, Craddock & Strother, P.C. 2501 N. Harwood Suite 1800 Dallas, Texas 75201 (214) 954-6800
______________________________

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.
_________________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐     Accelerated filer ☐     Non-accelerated filer ☐      Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 par value per share	(1)	(1)	$3,000,000	$410

(1)
An indeterminate number of shares of common stock are registered hereunder for issuance by the registrant from time to time at indeterminate prices.  The aggregate public offering price of common stock offered by the registrant will not exceed $3,000,000.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The securities described herein may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 3, 2013
PROSPECTUS
Pizza Inn Holdings, Inc.
$3,000,000 Common Stock

We may offer and sell shares of our common stock, from time to time, to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis, at prices and on other terms to be determined at the time of offering.  See “Plan of Distribution.”  We will provide more specific terms of such offering and sale of our common stock in supplements to this prospectus.

Shares of our common stock are traded on the Nasdaq Capital Market under the symbol “PZZI.”  The aggregate market value of our common stock held by non-affiliates is approximately $36.3 million based on the closing price of such common stock on Nasdaq on May 2, 2013.  None of our common stock offered by this prospectus has been sold during the 12 month period preceding the date of this prospectus.

Our principal executive offices are located at 3551 Plano Parkway, The Colony, Texas 75056, and our telephone number is (469) 384-5000.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISK. YOU SHOULD CAREFULLY CONSIDER THE INFORMATION UNDER THE HEADING “RISK FACTORS” ON PAGE 3 OF THIS PROSPECTUS BEFORE INVESTING IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this prospectus is May 3, 2013.

TABLE OF CONTENTS

Page

About this Prospectus	1

Special Note Regarding Forward-Looking Statements	1

Company Overview	2

Risk Factors	3

Use of Proceeds	8

Description of Common Stock	9

Plan of Distribution	10

Legal Matters	12

Experts	12

Where You Can Find More Information	12

Information Incorporated by Reference	12

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell certain shares of our common stock in one or more offerings. This prospectus provides a general description of our common stock. Each time we sell shares of common stock under this shelf registration process, we will provide a prospectus supplement that will contain more specific information about the terms of such offering.  The prospectus supplement may also add, update or change any of the information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement, as well as the information incorporated in this prospectus by reference.  See, “Information Incorporated by Reference.”  Any information in any prospectus supplement or any subsequent material incorporated herein by reference will supersede the information in this prospectus or any earlier prospectus supplement.   This prospectus may not be used to offer to sell, to solicit an offer to buy, or to consummate a sale of any shares of our common stock unless it is accompanied by a prospectus supplement.

Unless the context requires otherwise, in this prospectus the capitalized term “Company,” as well as first person references to “we,” “our” and “us” refer to Pizza Inn Holdings, Inc. and its direct and indirect subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus summary and the materials incorporated herein by reference contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are intended to be covered by the safe harbors created thereby.  Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, or which include words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate” or similar expressions.  These statements include the plans and objectives of management for future operations, including plans and objectives relating to future growth of our business activities and availability of funds.  Statements regarding the following subjects are forward-looking by their nature:

• our business and growth strategies;

• our performance goals;

• our projected financial condition and operating results;

• our understanding of our competition;

• industry and market trends;

• our use of the proceeds of any offering; and

• any other statements or assumptions that are not historical facts.

The forward-looking statements included in this prospectus, any prospectus summary and the materials incorporated herein by reference are based on current expectations that involve numerous risks and uncertainties.  Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework, and business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control.  Although we believe that the assumptions underlying these forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this prospectus, any prospectus summary or any of the materials incorporated herein by reference will prove to be accurate.  In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

COMPANY OVERVIEW

General

We operate and franchise pizza buffet restaurants (“Buffet Units”), delivery/carry-out restaurants (“Delco Units”) and express restaurants (“Express Units”) domestically and internationally under the trademark “Pizza Inn” and operate domestic fast casual restaurants (“Pie Five Units”) under the trademarks “Pie Five Pizza Company” or “Pie Five.”  We provide or facilitate food, equipment and supply distribution to our domestic and international system of restaurants through our Norco Restaurant Services Company (“Norco”) division and through agreements with third party distributors.

The Company has offered consumers affordable, high quality pizza since 1958, when the first Pizza Inn restaurant opened in Dallas, Texas.  We awarded our first franchise in 1963 and opened our first buffet restaurant in 1969.  We began franchising the Pizza Inn brand internationally in the late 1970’s.  In 1993, our stock began trading on the Nasdaq Stock Market, and presently trades on the Nasdaq Capital Market under the ticker symbol “PZZI.”  In June 2011, we opened the first Pie Five restaurant in Ft. Worth, Texas.

Our Concepts

We offer four restaurant concepts: Buffet Units, Delco Units and Express Units under the Pizza Inn brand, and Pie Five Units under our new Pie Five brand. Each concept is designed to offer quality meals at affordable prices with an emphasis on efficiencies in food ordering, preparation and service.  We believe that the overall configuration of each concept results in simplified operations, lower training and labor costs, increased efficiency and improved consistency and quality of our food products.  Our restaurants may be configured to adapt to a variety of building shapes and sizes, offering the flexibility necessary for our concepts to be operated at a multitude of otherwise suitable locations.

The Pizza Inn branded menu is designed to present an appealing variety of high quality pizza and side items to our customers.  Our basic Buffet Unit menu offers a variety of pizza crusts with standard toppings and special combinations of toppings.  Buffet Units also offer pasta, salad, sandwiches, appetizers, desserts and beverages, including beer and wine in some locations, in an informal, family-oriented atmosphere.  We occasionally offer other items on a limited promotional basis. Delco Units typically offer the three main crusts and some combination of side items.  We believe that our focus on three main crust types creates a better brand identity among customers, improves operating efficiency and maintains food quality and consistency.  Express Units offer a limited menu of pizza and other foods and beverages.

Pie Five Units offer a variety of pizza crusts and several specialty sauce options, together with standard and specialty toppings and special combinations.  This fast casual restaurant also offers salads, desserts and beverages, including beer and wine.

Buffet Units, Delco Units and Pie Five Units feature crusts that are hand-made from dough made fresh in the restaurant each day.  Our pizzas are made from a proprietary all-in-one flour mixture, real mozzarella cheese and a proprietary mix of classic pizza spices.  Domestically, all ingredients and toppings can be purchased from Norco.  In international markets, the menu mix of toppings and side items is occasionally adapted to local tastes.

Pizza Inn Buffet Restaurants

           Buffet Units offer dine-in, carry-out and catering service, and in many cases also offer delivery service.  They are generally located in free standing buildings or strip center locations in retail developments in close proximity to offices, shopping centers and residential areas.  The current standard Buffet Units are between 2,100 and 4,500 square feet in size and seat 120 to 185 customers.  The interior decor is designed to promote a casual, lively, contemporary, family-style atmosphere.

We continue to implement an updated image for our domestic Buffet Units.  The new image includes significant exterior and interior changes in signage, color schemes and dining area configuration, including the addition of a back-fed buffet bar offering an attractive and efficient presentation.  The interior features a return to colors that define our heritage, graphic accents, and updated signage and logos.  Some Buffet Units feature game rooms that offer a range of electronic game entertainment for the entire family.  The new image has been introduced in the Company-owned Buffet Units, as well as in new franchised Buffet Units and several existing, remodeled franchise Buffet Units.

Pizza Inn Delivery/Carry-out Restaurants

Delco Units offer delivery and carry-out service only and are typically located in shopping centers or other in-line retail developments.  Delco Units occupy approximately 1,200 square feet, are primarily production facilities and, in most instances, do not offer seating.  The decor of the Delco Unit is designed to be bright and highly visible and feature neon lighted displays and awnings.  We have attempted to locate Delco Units strategically to facilitate timely delivery service and to provide easy access for carry-out service.

Pizza Inn Express Restaurants

Express Units serve our customers through a variety of non-traditional points of sale.  Express Units are typically located in a convenience store, food court, college campus, airport terminal, athletic venue or other commercial facility.  They have limited or no seating and solely offer quick carry-out service of a limited menu of pizza and other foods and beverages.  An Express Unit typically occupies approximately 200 to 400 square feet and is commonly operated by the operator or food service licensee of the commercial host facility.  We have developed a high-quality pre-prepared crust that is topped and cooked on-site, allowing this concept to offer a lower initial investment and reduced labor and operating costs while maintaining product quality and consistency.  Like Delco Units, Express Units are primarily production-oriented facilities and, therefore, do not require all of the equipment, labor or square footage of a Buffet Unit.

Pie Five Fast Casual Restaurant

Pie Five Units offer counter service sales where customers can choose from a variety of high quality toppings to be placed on an individual sized pizza crust.  The pizza is then baked in front of the customer in less than five minutes.  Pie Five Units are expected to occupy approximately 2,000 square feet and do not require gas hook-up.  Therefore, they can be operated in non-traditional locations such as shopping malls, athletic venues, educational and hospital facilities and retail shopping centers. The decor of a Pie Five Unit is designed to be aesthetically engaging with a modern “industrial chic” feel.

RISK FACTORS

Investing in our common stock involves a number of risks. Before you decide to buy shares of our common stock, you should carefully consider the risk factors set forth below, in any applicable prospectus supplement and in the materials incorporated by reference herein.

Risks Associated With Our Business

The inability to successfully implement any aspect of our growth strategy could adversely affect our revenues and operating profits.

Our growth strategy includes developing new Company-owned and franchised Pie Five restaurants, as well as franchised Pizza Inn restaurants reflecting our updated Buffet Unit concept.  Our growth strategy also relies on increasing Pie Five chainwide average per store sales.  We may be unable to achieve all or any of these objectives, which could adversely affect our revenues and operating profits.

We may be unable to maintain or accelerate the pace of development of new restaurants in accordance with our growth strategy.

Our ability to open new Company-owned Pie Five Units is largely dependent on our ability to identify and secure suitable locations, to manage and fund the development of such locations and to train and staff the restaurants.  The rate at which we will be able to expand both concepts through franchise development is determined in part by our success in attracting and selecting qualified franchisees, by our ability to identify satisfactory sites in appropriate markets and by our ability to continue training and monitoring our franchisees.  Accordingly, we may not be able to open restaurants in markets now targeted for expansion or otherwise meet our growth targets, thereby adversely impacting our revenues and operating profits.

The development of new Company-owned Pie Five Units is partially dependent on the availability of adequate capital.

Our ability to develop new Company-owned Pie Five Units depends, in part, on the availability of adequate capital to finance development and pre-opening costs and other growth-related expenses.  In addition to our revolving credit facility, we have secured an advancing term loan facility for the development of new Company-owned Pie Five Units.  However, advances under such facility are limited by a percentage of the costs of equipment, leasehold improvements and other opening costs attributable to each new restaurant, may not be reborrowed after repayment, and may not be sufficient to fund all of our development needs.  Further, all of our credit facilities contain covenants which require us to maintain certain financial ratios and restrict our ability to engage in certain activities.  As a result, lower than anticipated revenues, increased expenses, changes in our operating plans, or other events could result in the need for additional capital for us to timely develop the desired number of new Company-owned Pie Five Units.  If such additional capital is not available on acceptable terms, or at all, our growth strategy could be compromised which, in turn, could adversely affect our revenues and operating profits.

We may be unable to consistently develop high performing new Company-owned and franchised Pie Five Units.

Our growth strategy relies, in part, on increasing Pie Five chainwide average per store sales primarily by developing new Company-owned and franchised Pie Five Units with higher average per store sales.  Increasing average per store sales is largely a function of customer traffic, customer experience and the average check per customer.  These factors may be influenced by, among other things, general economic conditions, the quality of restaurant sites, competitive pressures, consumer preferences, consumer perceptions of our reputation and product offerings, and customer experiences in our restaurants.  If newly developed Pie Five Units do not perform as we expect, our revenues will be adversely affected and we may experience difficulty attracting new franchisees, thereby impeding our growth strategy and adversely affecting our business and operating profits.

The closure of existing restaurants could offset the development of new restaurants.

A significant number of franchised Pizza Inn restaurants have been closed in the past decade.  If this trend continues, the successful development of new restaurants could be partially or wholly offset by the closure of existing restaurants.  Therefore, although closed restaurants are typically underperforming units, the continued closure of restaurants could undermine our growth initiatives and adversely impact our revenues and operating profits.

We may be harmed by actions taken by our franchisees that are outside of our control.

A significant portion of our earnings comes from royalties paid by our franchisees, as well as food and supply sales to franchised restaurants. Franchisees are independent operators whose employees are not our employees. We provide limited training and support to franchisees, but the quality of franchised restaurant operations may be diminished by any number of factors beyond our control. Consequently, franchisees may not successfully operate restaurants in a manner consistent with our standards and requirements, or may not hire and train qualified managers and other store personnel. If they do not, our image and reputation may suffer, and revenues could decline. Our franchisees may take actions that adversely affect the value of our intellectual property or reputation. The failure of our domestic and international franchisees to operate their franchises successfully could reduce the amount of royalties payable to us and/or the amount of food and supply sales by us. Further, since domestic franchisees are only required to purchase certain proprietary items from Norco, changes in their purchasing practices could diminish our sales of food and supplies.  Additionally, if one or more of our key franchisees were to become insolvent or otherwise were unable or unwilling to pay amount due to us, our business and results of operations would be adversely affected.

Loss of key personnel or our inability to attract and retain new qualified personnel could hurt our business and inhibit our ability to operate and grow successfully.

Our success will depend to a significant extent on our leadership team and other key management personnel. We may not be able to retain our executive officers and key personnel or attract additional qualified management. Our success also will depend on our ability to attract and retain qualified personnel to oversee our restaurants, distribution operations and international operations. The loss of these employees or any inability to recruit and retain qualified personnel could have a material adverse effect on our operating results.

We face risks of litigation from customers, franchisees, employees and others in the ordinary course of business, which diverts our financial and management resources. Any adverse litigation or publicity may negatively impact our financial condition and results of operations.

Claims of illness or injury relating to food quality or food handling are common in the food service industry. In addition to decreasing our sales and profitability and diverting our management resources, adverse publicity or a substantial judgment against us could negatively impact our financial condition, results of operations and brand reputation, hindering our ability to attract and retain franchisees and grow our business.  Further, we may be subject to employee, franchisee and other claims in the future based on, among other things, discrimination, harassment, wrongful termination and wage, rest break and meal break issues, including those relating to overtime compensation. If one or more of these claims were to be successful or if there is a significant increase in the number of these claims, our business, financial condition and operating results could be harmed.

Shortages or interruptions in the delivery of food products could adversely affect our operating results.

We and our franchisees are dependent on frequent deliveries of food products that meet our specifications. Our Norco distribution division provides product sourcing, purchasing, quality assurance, research and development, franchisee order and billing services, and logistics support functions.  We outsource warehousing and delivery services to third party restaurant distribution companies that deliver products to all domestic restaurants.  Interruptions in the delivery of food products caused by unanticipated demand, problems in production or distribution by Norco, our suppliers, or our distribution service providers, inclement weather (including hurricanes and other natural disasters) or other conditions could adversely affect the availability, quality and cost of ingredients, which could adversely affect our operating results.  Further, although our Company-owned domestic restaurants purchase substantially all food and related products from Norco, domestic franchisees are only required to purchase certain proprietary items from Norco.  Therefore, changes in purchasing practices by domestic franchisees as a result of delivery disruptions or otherwise could adversely affect our financial results.

An increase in the cost of commodities such as cheese, or other operating expenses, including utilities and labor, could adversely affect our profitability and operating results.

An increase in our operating costs could adversely affect our profitability. Factors such as inflation, increased food costs, increased labor and employee benefit costs and increased energy costs may adversely affect our operating costs. Most of the factors affecting costs are beyond our control and we may not be able to pass along these increased costs to our customers or franchisees.  Most ingredients used in our pizza, particularly cheese, are subject to significant price fluctuations as a result of seasonality, weather, availability, demand and other factors. Sustained increases in utility costs could also adversely affect the profitability of our restaurants.  Further, government initiatives, such as health care reform and minimum wage rate increases, could increase our operating costs and adversely affect our operating results.

If we are not able to continue purchasing our key pizza ingredients from our current suppliers or find suitable replacement suppliers, our financial results could be adversely affected.

We are dependent on a few suppliers for some of our key pizza ingredients. Domestically, we rely upon sole suppliers for our cheese, meat toppings, sauce and certain other proprietary products. Alternative sources for these key ingredients may not be available on a timely basis or be available on terms as favorable to us as under our current arrangements. Any disruptions in our supply of key ingredients could adversely affect our operations.

We are subject to extensive government regulation, and any failure to comply with existing or adopted regulations could adversely affect our business and operating results.

We are subject to numerous federal, state, local and foreign laws, rules and regulations, including those relating to:

•	the preparation and sale of food;

•	building and zoning requirements;

•	minimum wage, citizenship, overtime, health insurance, and other labor requirements; and

•	working and safety conditions.

If we fail to comply with existing or future laws, rules and regulations, we may be subject to governmental or judicial fines or sanctions. In addition, our capital expenditures could increase due to remediation measures that may be required if we are found to be noncompliant with any of these laws or regulations.

We are also subject to a Federal Trade Commission rule and to various state and foreign laws that govern the offer and sale of franchises. These laws regulate various aspects of the franchise relationship, including terminations and the refusal to renew franchises. The failure to comply with these laws and regulations in any jurisdiction or to obtain required government approvals could result in a ban or temporary suspension on future franchise sales, fines or other penalties, or require us to make offers of rescission or restitution, any of which could adversely affect our business and operating results.

We may be required to defend our intellectual property rights, which could negatively affect our results of operations.

We depend on our Pizza Inn and Pie Five brand names and rely on a combination of trademarks, copyrights, service marks and similar intellectual property rights to promote these brands. We believe the success of our business depends on our continued ability to use our existing trademarks and service marks to increase brand awareness and further develop our brands, both domestically and abroad. We may not be able to adequately protect our intellectual property rights or we may be required to resort to litigation to enforce such rights. Litigation or settlements could result in high costs and diversion of resources, which could negatively affect our results of operations, regardless of the outcome.

Information technology disruptions or security breaches could adversely impact our operations and business.

We rely on our computer systems and network infrastructure for numerous aspects of our operations.  Our operations depend upon our ability to protect our computer equipment and systems against damage from physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, viruses, worms and other disruptive problems.  In addition, any actual or alleged security breach of the credit or debit card information of customers of our Company-owned restaurants could result in lawsuits, require notification of customers and/or result in adverse publicity.  Therefore, any damage, failure or breach of our computer systems or network infrastructure could have a material adverse effect on our business.

Our current insurance coverage may not be adequate, our insurance premiums may increase and we may not be able to obtain insurance at acceptable rates, or at all.

Our insurance policies may not be adequate to protect us from liabilities that we incur in our business. In addition, in the future our insurance premiums may increase and we may not be able to obtain similar levels of insurance on reasonable terms, or at all. Any such inadequacy of, or inability to obtain, insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

Risks Associated With Our Common Stock

Although our common stock is currently traded on the Nasdaq Capital Market, it has less liquidity than the stock of many other companies.

The trading volume in our common stock on the Nasdaq Capital Market has been relatively low when compared with larger companies listed on the Nasdaq Global Market or the other stock exchanges. Shareholders, therefore, may experience difficulty selling a substantial number of shares for the same price at which shareholders could sell a smaller number of shares. We cannot predict the effect, if any, that future sales of our common stock in the market, or the availability of shares of common stock for sale in the market, will have on the market price of our common stock. Sales of substantial amounts of common stock in the market, or the potential for large amounts of sales in the market, may cause the price of our common stock to decline or impair our future ability to raise capital through sales of our common stock.

The market price of our common stock may fluctuate in the future, and these fluctuations may be unrelated to our performance.

General market price declines or overall market volatility in the future could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices.

We do not expect to pay any dividends for the foreseeable future and, therefore, our shareholders may be required to liquidate their shares in order to realize a return on their investment.

We have never paid a dividend on our common stock and do not anticipate paying any dividends in the foreseeable future.  Any determination to pay dividends in the future will be at the discretion of our board of directors, subject to restrictions under the terms of our primary credit facility, and dependent on our results of operations, financial condition, capital requirements and other relevant factors.  Therefore, the holders of our common stock will likely be required to sell all or a portion of their shares in order to realize any return on their investment.

Certain provisions of state law could discourage certain transactions that our shareholders may otherwise deem to be in their best interest.

We are incorporated under the laws of the State of Missouri.  Although there are no provisions in our Articles of Incorporation or Bylaws intended to prevent or restrict takeovers, mergers or acquisitions, certain provisions of Missouri corporate law could have the effect of discouraging others from attempting hostile takeovers of our Company.  It is possible that these provisions could make it more difficult to accomplish transactions which our shareholders may otherwise deem to be in their best interests.  See, “Description of Common Stock -- Anti-Takeover Effects of Certain Statutory Provisions.”

Our primary shareholder group may be able to exert significant influence over shareholder decisions.

Newcastle Partners L.P. and its affiliates, including our Chairman, Mark E.Schwarz, own or control approximately 38% of our outstanding common stock.  Therefore, this group may be able to exert significant influence over any matters submitted to a vote of shareholders, including the election of directors.  As a result, other shareholders may be discouraged from proposing, or unable to pass, any initiatives requiring shareholder approval, including the election of an alternative slate of directors.

Risks Associated With Our Industry

If we are not able to compete effectively, our business, sales and earnings could be adversely affected.

The restaurant industry in general, as well as the pizza segment of the industry, is intensely competitive, both internationally and domestically, with respect to price, service, location and food quality. We compete against many national, regional and local businesses. There are many well-established competitors with substantially greater brand awareness and financial and other resources than we have. Some of these competitors may be better established in markets where we or our franchisees operate restaurants. A change in the pricing or other marketing or promotional strategies, including new product and concept developments, of one or more of our major competitors could have an adverse impact on sales and earnings and our chainwide restaurant operations.  We could also experience increased competition from existing or new companies in the pizza segment of the restaurant industry. If we are unable to compete effectively, we could experience downward pressure on prices, lower demand for our products, reduced margins, the inability to take advantage of new business opportunities and the loss of market share, all of which would have a material adverse effect on our operating results.

We also compete on a broader scale with quick service, fast casual and other international, national, regional and local restaurants. The overall food service market and the quick service restaurant sector are intensely competitive with respect to food quality, price, service, convenience and concept. We also compete within the food service market and the restaurant industry for management and hourly employees, suitable real estate sites and qualified franchisees.

Norco is also subject to competition from outside suppliers. If other suppliers who meet our qualification standards for non-proprietary items offer lower prices or better service to our franchisees for their ingredients and supplies and, as a result, our franchisees choose not to purchase these non-proprietary items from Norco, our financial condition, business and results of operations would be adversely affected.

Changes in consumer preferences and perceptions could decrease the demand for our products, which would reduce sales and harm our business.

Restaurant businesses are affected by changes in consumer tastes, national, regional and local economic conditions, demographic trends, disposable purchasing power, traffic patterns and the type, number and location of competing restaurants. For example, if prevailing health or dietary preferences cause consumers to avoid pizza and other products we offer, or quick service restaurant offerings generally, in favor of foods that are perceived as more healthy, our business and operating results could be harmed.

Poor economic conditions could adversely affect our business, results of operations and financial condition.

The restaurant industry depends on consumer discretionary spending.  Weak, volatile or uncertain national, regional or local economic conditions can negatively impact consumers’ ability and willingness to spend discretionary funds thereby decreasing customer traffic and/or average check per customer at our restaurants.   If these poor economic conditions persist, consumers could permanently alter their dining habits and reduce the frequency with which they dine out.  Therefore, such poor economic conditions could have a short-term or long-term adverse impact on our business, results of operations and financial condition.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from our sale of our common stock under this prospectus.  We currently anticipate that the net proceeds from any sale of our common stock under this prospectus will be used primarily to continue developing new Company-owned Pie Five restaurants in the Dallas - Fort Worth metropolitan area and to initiate the development of new Company-owned Pie Five restaurants in other metropolitan markets.   We may also use the net proceeds from any sale of our common stock under this prospectus for other working capital needs and general corporate purposes.

DESCRIPTION OF COMMON STOCK

General

Our authorized capital stock consists solely of 26,000,000 shares of common stock, par value $0.01 per share.  As of the date of this prospectus, 8,020,919 shares of our common stock were outstanding.  In addition, 1,500,000 shares of our common stock are reserved for issuance under our equity compensation plans.  Our common stock is currently traded on the Nasdaq Capital Market under the symbol “PZZI.”

The following description of our common stock is a summary and is qualified in its entirety by reference to our Articles of Incorporation and Bylaws, the provisions of Missouri corporate law and other applicable state law.

Dividend, Liquidation and Other Rights.   Holders of shares of our common stock are entitled to receive ratably those dividends that may be declared by our board of directors out of legally available funds.  Our board of directors will determine if and when distributions may be paid. However, we have never paid dividends on our common stock and our board of directors intends to continue this policy for the foreseeable future in order to retain earnings for development of our business.  The holders of shares of our common stock have no preemptive, subscription or conversion rights. All shares of our common stock to be outstanding following this offering will be duly authorized, fully paid and non-assessable.  Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities.

Voting Rights.  Each outstanding share of our common stock entitles the holder to one vote on all matters presented to our shareholders for a vote.  The holders of a majority of the outstanding shares of our common stock constitute a quorum at any meeting of our shareholders.  Assuming the presence of a quorum, directors are elected by the affirmative vote of the holders of a majority of the outstanding shares represented in person or by proxy at the meeting.  Our common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of our common stock can elect all of our directors.  Amendments to our Articles of Incorporation must be approved by the affirmative vote of the holders of a majority of all outstanding shares of our common stock.  Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares entitled to vote and represented at the meeting in person or by proxy is required for the approval of substantially all other matters.

Anti-Takeover Effects of Certain Statutory Provisions

There are no provisions in our Articles of Incorporation or our Bylaws intended to prevent or restrict takeovers, mergers or acquisitions of our Company.  However, certain provisions of Missouri corporate law could have the effect of discouraging others from attempting hostile takeovers of our Company.  It is possible that these provisions could make it more difficult to accomplish transactions which our shareholders may otherwise deem to be in their best interests.

Control Share Acquisition Provisions

Missouri corporate law contains provisions governing “control share acquisitions.”  These provisions generally provide that any person or entity crossing a 20%, 33.33% or 50% threshold in ownership of the outstanding voting shares of a publicly-held Missouri corporation will be denied voting rights with respect to any shares above the threshold, unless such voting rights are approved by the holders of a majority of all outstanding voting shares and a majority of the outstanding voting shares held by disinterested shareholders.  The shareholders or board of directors of a Missouri corporation may elect to exempt its stock from the control share acquisition statute through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation.  However, neither our Articles of Incorporation nor our Bylaws exempt our common stock from the Missouri control share acquisition statute.  Therefore, the statute could discourage persons interested in acquiring a significant interest in or control of our Company, regardless of whether such acquisition was in the best interest of our shareholders.

Business Combination Provisions

Missouri corporate law also contains provisions governing “business combinations” with interested shareholders, which may also have an effect of delaying or making it more difficult to effect a change in control of our Company.  The statute prevents an “interested shareholder” in a Missouri corporation from entering into a “business combination” with such corporation or any subsidiary of such corporation unless certain conditions are met.  An “interested shareholder” is defined as the beneficial owner, directly or indirectly, of 20% or more of the outstanding voting stock of a Missouri corporation, or an affiliate or associate thereof.  A “business combination” includes any merger or consolidation with an interested shareholder, the sale, lease exchange, mortgage, pledge, transfer or other disposition of 10% or more of the corporation’s assets to an interested shareholder, and certain other issuances, adoptions and reclassifications involving an interested shareholder.

A corporation affected by these Missouri statutes may not engage in a business combination with an interested shareholder for a period of five years following the date on which such interested shareholder became an interested shareholder, unless such business combination or the purchase of stock was approved by the corporation’s board of directors on or prior to such date.  If pre-approval was not obtained, then after the expiration of the five-year period the combination may be consummated with the approval of a majority of the voting power held by disinterested shareholders or if the consideration to be paid by the interested shareholder is at least equal to the highest of certain specified thresholds.

Takeover Bid Provisions

Missouri law also governs “takeover bids.”  A “takeover bid” is the acquisition of or offer to acquire, pursuant to a tender offer or request or invitation for tenders,  any equity securities with voting rights, if after acquisition the offeror would own more than 5% of any class of equity securities.  An “equity security” is any stock, bond or other obligation of a target company, the holder of which has the right to vote for the board of directors of the target company.

The statute prohibits any takeover bid by a person or entity unless a special registration statement is filed with the commissioner of securities and delivered to the target company.  The special registration statement must include a significant amount of information including, among other things, all informational material that the offeror proposes to disclose to the offerees, the identity and background of all persons and entities on whose behalf the acquisition is to be effected, the exact title and number of shares outstanding being sought by the offeror, and the source and amount of funds or other consideration to be used in the acquisition.

Limitation of Liability and Indemnification

 Our Articles of Incorporation and Bylaws include indemnification provisions under which we have agreed to indemnify our directors, officers, employees and agents to the fullest extent permissible by law. These provisions may discourage derivative litigation against our directors and officers even if such action, if successful, might benefit us and our shareholders. Furthermore, our shareholders may be adversely affected to the extent we are required to pay the costs of defense, settlement or damages on behalf of our directors or officers pursuant to these indemnification provisions.

Transfer Agent

The transfer agent and registrar for our common stock is Securities Transfer Corporation.

PLAN OF DISTRIBUTION

We may, from time to time, sell, transfer or otherwise dispose of any or all of the shares of common stock offered by this prospectus or any prospectus supplement on any stock exchange, market or trading facility on which such shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

We may use this prospectus and any accompanying prospectus supplement to offer and sell shares of our common stock in any of the following ways:

•	to the public through underwriters or through dealers;

•	through one or more agents;

•	directly to purchasers;

•	in a combination of any such methods of sale; and

•	in any other manner permitted by applicable law.

If underwriters are used to sell the securities, we will enter into an underwriting agreement or similar agreement with them at the time of the sale to them. In that event, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent.

To the extent required by applicable law, a prospectus supplement relating to any such offering of shares of our common stock will set forth:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the number of shares of our common stock involved, the purchase price of such shares and the proceeds to us from such sale;

•	any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers; and

•	any securities exchanges on which the shares of our common stock may be listed.

The shares of our common stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the shares will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the shares if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

The shares of our common stock may be sold directly by us or through agents designated by us from time to time. Any agent may make sales in privately negotiated transactions or by any other method permitted by law, including by an “at-the-market” offering through sales made directly on the Nasdaq Capital Market or through sales to or through a market maker other than on an exchange.  Any agent involved in the offer or sale of the shares in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by us to such agent will be set forth, in any required prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the prospectus supplement, we may authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commissions payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers and agents may be entitled under agreements entered into with us to be indemnified by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution by us to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

Certain persons participating in any offering of shares of our common stock may engage in transactions that stabilize, maintain or otherwise affect the price of the shares offered. In connection with any such offering, the underwriters, dealers or agents, as the case may be, may purchase and sell securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the shares.  Syndicate short positions involve the sale by the underwriters, dealers or agents, as the case may be, of a greater number of shares than they are required to purchase from us in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the shares sold for their account may be reclaimed by the syndicate if such shares are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the shares, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or otherwise. These activities will be described in more detail in the applicable prospectus supplement.

In order to comply with the securities laws of some states, if applicable, shares of our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states shares of our common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by McGuire, Craddock & Strother, P.C., Dallas, Texas.

EXPERTS

Our consolidated financial statements at June 24, 2012, and June 26, 2011, and for each of the fiscal years then ended, appearing in our Annual Report on Form 10-K for the year ended June 24, 2012, have been audited by Montgomery Coscia Greilich LLP, independent registered public accounting firm, as set forth in their report thereon included therein.  Such financial statements have been incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended June 24, 2012, in reliance on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC relating to the shares of our common stock offered under this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement and accompanying exhibits and schedules filed by us with the SEC. The registration statement, exhibits and schedules provide additional information about us and our common stock. The registration statement, exhibits and schedules are available at the SEC’s public reference rooms or the SEC website at www.sec.gov.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These documents are available for inspection and copying by the public at the Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the internet through the SEC website at www.sec.gov.  You may also find our SEC filings and other relevant information about us on our website at www.pizzainn.com.  However, the information on our website is not a part of this prospectus or any prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC.  This permits us to disclose important information to you by referencing these filed documents.  Any information referenced in this way is considered part of this prospectus and any prospectus supplement. Any information filed with the SEC after the date on the cover of this prospectus or any prospectus supplement will automatically be deemed to update and supersede this prospectus and such prospectus supplement.  We incorporate by reference the documents listed below and any future filings made by us with the SEC with file number 0-12919 under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities described in this prospectus are sold:

•	our Annual Report on Form 10-K for the year ended June 24, 2012;

•	our definitive proxy statement filed on October 5, 2012;

•	our Quarterly Reports on Form 10-Q for the quarters ended September 23 and December 23, 2012;

•	our Current Reports on Form 8-K filed on August 30, September 24, November 7, November 15 and November 16, 2012, and February 6, 2013; and

•
the description of our common stock contained in our registration statement on Form S-1(File No. 33-38729) filed with the SEC on January 23, 1991, including all amendments and reports filed for purposes of updating such description.

You can request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or telephoning us at the following:

Pizza Inn Holdings, Inc.
3551 Plano Parkway
The Colony, Texas 75056
Attention:  Jerome L. Trojan III,
Chief Financial Officer
Telephone: (469) 384-5000

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                      Other Expenses of Issuance and Distribution.

The following table sets forth the expenses expected to be incurred by registrant in connection with this registration statement.  All items below are estimates, other than the registration fees payable to the Securities and Exchange Commission (“SEC”).

SEC registration fee	$410
Printing expenses(1)	$1,000
Accounting fees and expenses(1)	$2,000
Legal fees and expenses(1)	$20,000
Miscellaneous	$1,590
Total	$25,000

(1)	Does not include expenses in connection with preparing prospectus supplements and offering shares of common stock pursuant thereto.

Item 15.                      Indemnification of Directors and Officers.

Section 351.355(1) of the Missouri General and Business Corporation Law (“MGBCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 351.355(2) of MGBCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper.

Section 351.355(3) of MGBCL provides that, except as otherwise provided in the corporation’s articles of incorporation or bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding referred to in subsection (1) or (2) of Section 351.355 of MGBCL, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with such action, suit or proceeding.

Section 351.355(5) of MGBCL provides that expenses incurred in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation.

Section 351.355(7) of the MGBCL provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2) of Section 351.355 of the MGBCL, provided such additional indemnification is either (i) authorized, directed or provided for in the corporation’s articles of incorporation or an amendment thereof, or (ii) is authorized, directed or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, and provided further that no person shall thereby be indemnified against conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

Article XI of registrant’s Articles of Incorporation and Article XI of registrant’s Bylaws require that registrant indemnify the persons specified in subsection (1) or (2) of Section 351.355 of MGBCL to the full extent permitted thereby.  Article XI of registrant’s Articles of Incorporation also permits the registrant to enter into agreements with any of its directors or officers, or any person serving at its request as a director or officer of another corporation, providing such indemnification as deemed appropriate to the extent permitted by law.

Item 16.                      Exhibits.

Exhibit #	Description

1(a)+	Form of Underwriting Agreement
4(a)	Articles of Incorporation of Pizza Inn Holdings, Inc. (incorporated by reference to Exhibit 3.1 to Form 8-K filed September 23, 2011).
4(b)	Bylaws of Pizza Inn Holdings, Inc. (incorporated by reference to Exhibit 3.2 to Form 8-K filed September 23, 2011).
5*	Opinion of McGuire, Craddock & Strother, P.C.
23(a)*	Consent of Montgomery Coscia Greilich LLP.
23(b)*	Consent of McGuire, Craddock & Strother, P.C. (included in opinion filed as Exhibit 5.1).
24*	Power of Attorney (included on signature page hereto).
________________________

+      To be filed as an exhibit to a Current Report on Form 8-K in connection with a specific offering.
*      Filed herewith.

Item 17.                      Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(i), 1(ii) and 1(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

 (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 (8) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

 (9) That, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Colony, State of Texas, on the 3rd day of May, 2013.

PIZZA INN HOLDINGS, INC.

By:	/s/ RANDALL E. GIER
Randall E. Gier, President
and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Randall E. Gier and Jerome L. Trojan III, and each of them individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him in his name, place and stead, in any and all capacities, in connection with this registration statement to sign and file in the name and on behalf of the undersigned as director or officer of the registrant (i) any and all amendments or supplements (including any and all stickers and post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith, and (ii) any and all additional registration statements, and any and all amendments thereto, relating to the same offering of securities as those that are covered by this registration statement that are filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933 with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:
Signature	Title	Date
/s/ MARK E. SCHWARZ Mark E. Schwarz	Chairman and Director	May 3, 2013

/s/ RANDALL E. GIER Randall E. Gier	President and Chief Executive Officer (principal executive officer)	May 3, 2013

/s/ JEROME L. TROJAN III Jerome L. Trojan III	Chief Financial Officer (principal financial and accounting officer)	May 3, 2013

/s/ CLINTON J. COLEMAN Clinton J. Coleman	Director	May 3, 2013

/s/ WILLIAM C. HAMMETT, JR. William C. Hammett, Jr.	Director	May 3, 2013

/s/ STEVEN M. JOHNSON Steven M. Johnson	Director	May 3, 2013

/s/ ROBERT B. PAGE Robert B. Page	Director	May 3, 2013

/s/ RAMON D. PHILLIPS Ramon D. Phillips	Director	May 3, 2013

/s/ JAMES K. ZIELKE James K. Zielke	Director	May 3, 2013